Exhibit 21.1

LIST OF SUBSIDIARIES

Name	State or Country of Incorporation
RI Finance, Inc.	Delaware

RIC Investments, LLC	Delaware

RI Trading, LLC	Delaware

RI Assurance, Inc.	Vermont

RI Licensing, Inc.	Delaware

Respironics (HK) Ltd.	Hong Kong

RCM Manufacturing, Inc.	Philippines

Sigma Manufacturing Ltd.	Hong Kong

Wegot Investments Ltd.	Hong Kong

Respironics Medical Products (Shenzhen) Ltd.	PRC

Respironics Technotrend Ltd.	Hong Kong

Respironics France S.A.R.L.	France

Respironics Colorado, Inc.	Colorado

Respironics Deutschland GmbH and Co. KG	Germany

Respironics Verwaltungsgesellschaft mbH	Germany

Respironics California, Inc.	California

Respironics New Jersey, Inc.	New Jersey

Respironics International, Inc.	Delaware

Respironics International Global Enterprises, Inc.	Delaware

Respironics Netherlands B.V.	Netherlands

Fuji Respironics Kabushiki Kaisha	Japan

Respironics Novametrix, LLC	Delaware

Children’s Medical Ventures, LLC	Delaware

Western Biomedical Technologies Limited	Ireland

Respironics (Ireland) Limited	Ireland

Respironics UK Holding Company Limited	United Kingdom

Respironics Profile, Inc.	Delaware

Respironics Ltd.	United Kingdom

Respironics (UK) Ltd.	United Kingdom

Respironics Respiratory Drug Delivery Ltd. (UK)	United Kingdom

Profile Pharma Ltd.	United Kingdom

Respironics Italy srl	Italy

Respironics Switzerland GmbH	Switzerland

Respironics AG	Switzerland

Mini-Mitter Company, Inc.	Oregon

Respironics OxyTec, Inc	California

Respironics Sweden AB	Sweden

Respironics Australia Holding Pty. Ltd.	Australia

Respironics Australia Pty. Ltd.	Australia

Respironics do Brasil Representação de Produtos Médicos Ltda.	Brazil

Respironics Bermuda Ltd.	Bermuda

Normed AS	Norway

Spiropharma A/S	Denmark